Exhibit 99.5

Exhibit I

Slate of New Directors

In accordance with the Restructuring Support Agreement and Section 5.5 of the Plan, the New Board shall consist of the below-listed individuals:1

Stephen D. Lebovitz:  Stephen Lebovitz serves as Chief Executive Officer of CBL and has served as a director of the Company since the completion of its initial public offering in November 1993.  He also serves as a member of the Executive Committee of the Board of Directors.  Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has served as President and Secretary, Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.  Mr. Lebovitz served as Chairman of the ICSC from May 2015 through May 2016. He is a past Trustee and Divisional Vice President of the ICSC (2002-08), and is a former member of the Advisory Board of Governors of NAREIT. Mr. Lebovitz is a former Trustee of Milton Academy, Milton, Massachusetts, a former member of the Board of Trust of Children’s Hospital, Boston, and a past president of the Boston Jewish Family & Children’s Service.

Charles B. Lebovitz:  Charles Lebovitz has served as Chairman of the Board of CBL since the completion of its initial public offering in November 1993. He is also Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz served as Chief Executive Officer of the Company until December 2009 and President of the Company until February 1999. Prior to the Company's formation, he served in a similar capacity with CBL’s predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (Arlen) where he served as President of Arlen's shopping center division and, in 1978, he founded CBL’s predecessor. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., and a member of the Urban Land Institute. He has previously served as Chairman of the International Council of Shopping Centers (ICSC) and as a Trustee, Vice President (Southern Division) and was a member of the 2006-2008 National Association of Real Estate Investment Trusts (NAREIT) Advisory Board of Governors.

Marjorie L. Bowen:  Ms. Bowen is a former managing director of the fairness opinion practice at Houlihan Lokey.  She has significant experience in the public REIT sector, and has served as a director on various boards for companies in a variety of industries and has extensive board experience with companies undergoing restructurings.  Ms. Bowen is a graduate of Colgate University and the University of Chicago Booth School of Business.

[1]

The Restructuring Support Agreement and Plan provide that the New Board shall consist of eight (8) members, which shall include the following: (i) the Chief Executive Officer, (ii) six (6) members selected by the Required Consenting Noteholders, and (iii) one (1) member selected by the Debtors and reasonably acceptable to the Required Consenting Noteholders.  The selection of Mr. Fields and Mr. Gifford remains subject to routine background checks.

David J. Contis:  Mr. Contis is the founder and president of AGORA Advisors, Inc.  He has served on the board of various companies, including his current service on the board of Equity Lifestyle Properties, Inc., where he serves on the audit committee.  Mr. Contis brings extensive real estate experience having served in executive leadership positions at Simon Property Group, Inc. and The Macerich Company. Mr. Contis is a graduate of DePaul University and DePaul University College of Law.

David M. Fields:  Mr. Fields is Executive Vice President, Chief Administrative Officer and General Counsel for Sunset Development Company.  He has over 30 years of experience leading operations, administration and legal affairs for companies with large-scale branded real estate holdings including the Irvine Company’s Retail Division.  His board affiliations have included the National Museum of American History and the Juvenile Diabetes Research Foundation. Mr. Fields is a graduate of Yale University and received his law degree from Harvard University.

Robert G. Gifford:  Mr. Gifford most recently served as President and Chief Executive Officer of AIG Global Real Estate. Previously he was a Principal with AEW Capital Management holding leadership positions in acquisitions, capital markets/capital raising, portfolio and asset management. He currently serves on the boards of Lehman Brothers Holding, Inc. the advisory boards of Milhaus Ventures LLC., and the Davis Companies, and previously served on the board of Retail Properties of America (NYSE: RPAI) and Liberty Property Trust (NYSE: LPT) Mr. Gifford is a graduate of Dartmouth College and Yale University.

Jonathan Heller:  Mr. Heller is a Partner and Senior Portfolio Manager who oversees the New York office at Canyon Partners and is a member of the firm’s Investment Committee.  Mr. Heller is responsible for the firm’s investments in companies across a wide range of industries, including Financial Institutions, Technology, Retail and Consumer. Mr. Heller also has significant experience in various asset classes including stressed & distressed corporate debt, equities, municipal fixed income, real estate securities and structured products.  Mr. Heller has overseen numerous active investments and complex restructurings at Canyon covering billions of dollars of invested capital.  Examples include leading an ad hoc policy holder committee in a $4 billion restructuring of an insurance company enabling its emergence from rehabilitation, as well as renegotiating the terms of a multi-billion dollar tracking stock buy-in by a leading technology company.

Prior to joining Canyon in 2008, Mr. Heller was a Senior Vice President at Cerberus Capital Management, L.P. Prior to Cerberus, Mr. Heller founded a hedge fund of funds, Double Arrow Capital Management. Mr. Heller began his career as an accountant at PricewaterhouseCoopers. Mr. Heller is a graduate of Yeshiva University in New York City (B.S., Accounting) and is a Certified Public Accountant.

Kaj Vazales:  Mr. Vazales, Managing Director and Co-Head of North America for Oaktree’s Global Opportunities strategy, leads the team’s investing efforts across a number of industries in the region and also oversees the group’s recruiting efforts. Mr. Vazales is responsible for sourcing, underwriting and executing publicly traded and private investments in the areas of distressed and stressed credit, private equity, leverage finance and equities. He has overseen a number of restructurings, and has played a key role in both in- and out-of-court recapitalizations for some of the group’s largest investments, including sitting on ad hoc and official committees of creditors in chapter 11. During his tenure, Mr. Vazales has had primary coverage responsibility for a significant number of sectors, and made investments in the auto, specialty finance, gaming, commercial real estate, retail/consumer, and oil and gas industries. He has served on a number of public and private boards, including audit compensation committees.  Prior to joining Oaktree in 2007, Mr. Vazales worked as an analyst in the Financial Restructuring Group at Houlihan Lokey, advising creditors and distressed companies on strategic alternatives. He graduated from Harvard University with an A.B. degree in economics, cum laude.